UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 2, 2012

ROYAL CARIBBEAN CRUISES LTD.
(Exact Name of Registrant as Specified in Charter)

Republic of Liberia
(State or Other Jurisdiction of Incorporation)

1-11884	98-0081645
(Commission File Number)	(IRS Employer Identification No.)

1050 Caribbean Way, Miami, Florida	33132
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 305-539-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The disclosure under Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 7, 2012, Royal Caribbean Cruises Ltd. (the “Company”) completed its previously announced offering of $650,000,000 aggregate principal amount of its 5.250% Senior Notes due November 15, 2022 (the “Notes”).  The Notes are governed by an indenture, dated as of July 31, 2006, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, as supplemented by the Second Supplemental Indenture thereto, dated as of November 7, 2012, between the Company and the Trustee (as supplemented, the “Indenture”) for the benefit of the holders of each Note. The Notes have been registered under the Securities Act of 1933, as amended, pursuant to a shelf registration statement filed on March 1, 2012 on Form S-3, File No. 333-179854.

Interest on the Notes is payable semi-annually in cash in arrears on May 15 and November 15 of each year, beginning on May 15, 2013. The Notes are unsecured and unsubordinated obligations of the Company and rank equally in right of payment with all of the Company’s other unsecured and unsubordinated debt.

The net proceeds from the offering (after underwriters’ discounts and expenses) were approximately $638.5 million. As previously disclosed, the Company intends to use all of the net proceeds of the offering to repay indebtedness outstanding under certain of its unsecured debt facilities.

The Indenture provides, among other things, that the Notes are redeemable in whole or in part at the option of the Company at any time at a redemption price equal to the greater of: (a) 100% of the principal amount of the Notes being redeemed and (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis at the applicable treasury rate plus 50 basis points, plus accrued and unpaid interest thereon, if any, to the date of redemption.  In addition, upon the occurrence of a change of control triggering event specified in the Indenture, the Company must offer to purchase the Notes at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of repurchase.

The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment, breach of covenants in the Indenture, payment defaults or acceleration of other indebtedness and certain events of bankruptcy and insolvency. If an event of default occurs and is continuing, the Trustee or holders of at least 25% in principal amount of Notes may declare the principal and the accrued and unpaid interest, if any, on all of such series of Notes to be due and payable. These events of default are subject to a number of important qualifications, limitations and exceptions that are described in the Indenture.

The Second Supplemental Indenture is filed herewith as Exhibit 4.1.  The foregoing description of the Indenture and the Second Supplemental Indenture are qualified in their entirety by reference to the actual agreements. The Form of Note is filed herewith as Exhibit 4.2.

Item 8.01	Other Events.

On November 2, 2012, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC and Citigroup Global Markets Inc. acting as representatives in connection with the proposed offer and sale by the Company of the Notes. The Underwriting Agreement contains representations by the Company and indemnification on certain matters in favor of the underwriters named therein.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Form 8-K and is hereby incorporated herein by this reference.

On November 2, 2012, the Company filed with the Securities and Exchange Commission a Prospectus Supplement dated November 2, 2012 in connection with the public offering of the Notes. A final Prospectus Supplement was filed with the Securities and Exchange Commission on November 5, 2012.

Item 9.01	Exhibits.

Exhibit 1.1	Underwriting Agreement dated November 2, 2012 among the Company and J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as representatives of the several underwriters named therein

Exhibit 4.1	Form of Second Supplemental Indenture

Exhibit 4.2	Form of Note

Exhibit 5.1	Opinion of Watson, Farley & Williams (New York) LLP

Exhibit 5.2	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP

Exhibit 23.1	Consent of Watson, Farley & Williams (New York) LLP (included in Exhibit 5.1)

Exhibit 23.2	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.2)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL CARIBBEAN CRUISES LTD.

Date:	November 7, 2012	By:	/s/ Bradley H. Stein
		Name:	Bradley H. Stein
		Title:	Senior Vice President, General Counsel